Exhibit 99.1

Easton-Bell Sports, Inc. Reports 2009 Financial Results and Announces Earnings Call

Easton-Bell Sports Reports EBITDA Growth of 45.6% during Fourth Quarter 2009

VAN NUYS, Calif.--(BUSINESS WIRE)--March 16, 2010--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, will discuss its financial results for the fiscal year ended January 2, 2010 on a conference call to be held on Tuesday, March 16, 2010, beginning at 4:00 p.m. Eastern Time.

Results for the Fourth Quarter and Fiscal Year 2010

The Company had net sales of $163.7 million for the fourth quarter of fiscal 2009, a decrease of 3.3% as compared to $169.2 million of net sales for the fourth quarter of 2008, or a 5.5% decline on a constant currency basis. The Company had net sales of $716.3 million for fiscal 2009, a decrease of 7.6% as compared to $775.5 million of net sales for fiscal 2008, or a 6.6% decline on a constant currency basis.

"During the quarter we were able to stabilize sales, improve gross margins, control operating expenses and grow EBITDA in line with the commitments we outlined during our debt refinancing late last year," said Paul Harrington, President and Chief Executive Officer. "In addition, we remained focused on managing working capital and continued to invest in core initiatives to drive future growth.”

Team Sports net sales were relatively flat for the fourth quarter of fiscal 2009, as compared to the fourth quarter of fiscal 2008. For fiscal 2009, Team Sports net sales decreased $46.7 million, or 10.8% as compared to fiscal 2008, or a 9.6% decline on a constant currency basis. Team Sports net sales during the fourth quarter reflected increased sales of ice hockey equipment due to a strong product line launch early in the quarter, offset by lower sales of baseball and softball equipment to mass channel retailers and football equipment to high school programs affected by budget constraints.

Action Sports net sales decreased $4.8 million, or 5.9% for the fourth quarter of fiscal 2009, as compared to the fourth quarter of fiscal 2008. For fiscal 2009, Action Sports net sales decreased $12.5 million, or 3.7% as compared to fiscal 2008, or a 2.8% decline on a constant currency basis. The decrease in Action Sports net sales during the fourth quarter related primarily to lower sales of cycling helmets and accessories and OEM cycling components, partially offset by increased sales of snow sports helmets and goggles, cycling gloves and fitness related products.

The Company’s gross margin for the fourth quarter of fiscal 2009 was 31.4%, as compared to 30.2% for the fourth quarter of fiscal 2008. For fiscal 2009, gross margin was 32.7%, as compared to 34.4% for fiscal 2008. The margin improvement in the fourth quarter related primarily to reduced product costs and sales of higher-margin ice hockey equipment. Margins for the year were negatively impacted by an unfavorable product mix due to consumers trading down to lower price point products, the impact of changes in foreign currency exchange rates and increased sales of close-out products, partially offset by reduced product costs and lower defective product returns.

The Company’s operating expenses for the fourth quarter of fiscal 2009 normalized for $5.3 million of refinancing costs were 24.6% of net sales, as compared to 25.7% of net sales for the fourth quarter of fiscal 2008. The decrease in the fourth quarter related primarily to reduced incentive compensation expense, bad debt expense and implemented spending controls, partially offset by increased equity compensation expense and depreciation.

The Company’s Adjusted EBITDA was $18.2 million for the fourth quarter of fiscal 2009, an increase of $5.7 million, or 45.6%, as compared to $12.5 million of Adjusted EBITDA for the fourth quarter of fiscal 2008. For fiscal 2009, Adjusted EBITDA was $88.2 million, a decrease of $17.4 million, or 16.5%, as compared to $105.6 million of Adjusted EBITDA for fiscal 2008. A detailed reconciliation of Adjusted EBITDA to net (loss) income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Balance Sheet Items

Net debt totaled $382.5 million (total debt of $415.8 million less cash of $33.3 million) as of January 2, 2010, a decrease of $32.1 million compared to the net debt amount at January 3, 2009. The decrease in net debt versus last year is due to a decrease in debt and capital lease obligations of $40.1 million, offset by a decrease in cash of $8.0 million. Working capital as of January 2, 2010 was $211.2 million as compared to $282.9 million as of January 3, 2009. During the year, inventories decreased $19.2 million, or 13.1%.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell, and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has twenty-nine facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	January 2, 2010	January 3, 2009
ASSETS
Current assets:
Cash and cash equivalents	$33,318	$41,301
Accounts receivable, net	208,903	213,561
Inventories, net	127,915	147,163
Prepaid expenses	7,922	8,183
Deferred taxes	12,607	9,128
Other current assets	10,705	7,605
Total current assets	401,370	426,941
Property, plant and equipment, net	46,368	45,874
Deferred financing fees, net	17,255	12,055
Intangible assets, net	290,812	303,818
Goodwill	203,541	203,456
Other assets	1,299	5,501
Total assets	$960,645	$997,645

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$—	$12,405
Revolving credit facility	70,000	—
Current portion of capital lease obligations	22	22
Accounts payable	70,910	81,245
Accrued expenses	49,256	50,397
Total current liabilities	190,188	144,069
Long-term debt, less current portion	345,715	443,383
Capital lease obligations, less current portion	102	123
Deferred taxes	42,104	39,794
Other noncurrent liabilities	18,699	23,252
Total liabilities	596,808	650,621
Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at January 2, 2010 and January 3, 2009	—	—
Additional paid-in capital	356,788	341,197
Retained earnings	7,275	11,373
Accumulated other comprehensive loss	(226)	(5,546)
Total stockholder’s equity	363,837	347,024
Total liabilities and stockholder’s equity	$960,645	$997,645

See notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands)

	Fiscal Year Ended January 2, 2010	Fiscal Year Ended January 3, 2009	Fiscal Year Ended December 29, 2007
Net sales	$716,330	$775,539	$724,639
Cost of sales	482,428	509,127	475,656
Gross profit	233,902	266,412	248,983
Selling, general and administrative expenses	175,038	179,187	170,022
Amortization of intangibles	13,406	13,407	13,220
Restructuring and other infrequent expenses	—	492	589
Gain on sale of property, plant and equipment	—	—	(2,339)
Income from operations	45,458	73,326	67,491
Interest expense, net	44,910	41,909	41,590
Income before income taxes	548	31,417	25,901
Income tax expense	4,646	18,004	11,432
Net (loss) income	(4,098)	13,413	14,469
Other comprehensive income:
Foreign currency translation adjustment	5,320	(11,296)	5,511
Comprehensive income	$1,222	$2,117	$19,980

See notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the fiscal year ended January 2, 2010 and the fiscal year ended January 3, 2009.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation, and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our senior secured credit facility.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net (loss) income, the most comparable GAAP measure, for the fiscal year ended January 2, 2010 and the fiscal year ended January 3, 2009 are set forth below (amounts in thousands):

	2009	2008

Net (loss) income for the fiscal year	$(4,098)	$13,413

Interest expense, net	44,910	41,909
Provision for taxes based on income	4,646	18,004
Depreciation expense	15,124	12,215
Amortization expense	13,406	13,407
Non-cash compensation charges	5,327	3,920
Other allowable adjustments under the Company's senior secured credit facilities (1)	8,879	2,700
Adjusted EBITDA, as reported pursuant to the Company's senior secured credit facilities for the fiscal year	$88,194	$105,568

(1) Represents actual expenses permitted to be excluded pursuant to the Company's senior secured credit facilities. Such amount represents (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee recruitment, relocation and severance and (iv) expense reimbursements to our financial sponsors.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=2800276.

In addition, interested parties may listen directly to the call by dialing 1-866-356-3095 (within the United States and Canada) or 1-617-597-5391 (outside the United States and Canada). The pass code for the call is 35583658. A replay of the call will be available on March 17 through March 23, 2010 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 36988539.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp
(818) 902-5803